Exhibit 99.01

Imperva Announces Proposed Follow-on Offering

REDWOOD SHORES, Calif. – March 9, 2015 – Imperva, Inc. (NYSE: IMPV) today announced that it is commencing an underwritten registered public follow-on offering of 3,000,000 shares of its common stock. Imperva also intends to grant the underwriters a 30-day option to purchase up to an additional 450,000 shares of its common stock.

Imperva expects to use the net proceeds from the offering for working capital and other general corporate purposes, which may include acquisitions of businesses, technologies, or other assets, although Imperva currently has no agreements or commitments relating to specific acquisitions at this time. Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc., RBC Capital Markets LLC and Pacific Crest Securities LLC will be acting as bookrunners for the offering. Macquarie Capital (USA) Inc. and Nomura Securities International, Inc. will be acting as co-managers.

An effective registration statement relating to these securities was filed with the Securities and Exchange Commission on March 9, 2015. The offering is being made only by means of an effective shelf registration statement, including a preliminary prospectus and final prospectus, copies of which may be obtained, when available, by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

# # #

Investor Relations Contact:

ICR

Seth Potter, 646-277-1230

IR@imperva.com

Seth.Potter@irinc.com